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                                                                     EXHIBIT 5.1

                                 June 12, 1998

Board of Directors
WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

         I am General Counsel -- Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and have acted as counsel in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed public offering and sale of 846,154 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company issued to the Selling Shareholders named herein in connection with that certain Share Exchange Agreement, dated as of June 19, 1997, by and among the Company and David C. McCourt, Michael A. Adams and Nicolas A. Kensington (the "Share Exchange Agreement"). Capitalized terms used herein and not otherwise defined herein are used as defined in the Registration Statement.

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the Prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Company, certificates of public officials, certificates and statements of the officers of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, in reliance thereon and subject to the qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. The Shares will be legally issued, fully paid and non-assessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Share Exchange Agreement provides that it shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York. In rendering the opinions expressed herein, I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Share Exchange Agreement would apply. This opinion has not been prepared by an attorney admitted to practice in New York or Georgia.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                         Very truly yours,

                                             /s/   P. BRUCE BORGHARDT
                                         --------------------------------------
                                         P. Bruce Borghardt
                                         General Counsel - Corporate Development